Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 22, 2026 (except for the second paragraph of Note 13, as to which the date is September 21, 2026), with respect to the financial statements of ADARx Pharmaceuticals, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-298782) and related Prospectus of ADARx Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 24, 2026